Exhibit 99.1

Alta Equipment Group Announces Preferred Stock Dividend

LIVONIA, Mich. – July 2, 2026 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or “the Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, today announced that its Board of Directors approved the quarterly dividend on its Series A Cumulative Perpetual Preferred Stock in the amount of $625 per preferred share. This will equate to a dividend of $0.625 for each of the outstanding Depositary Shares representing a 1/1000th fractional interest in one share of Series A Preferred. The dividend payment date is July 31, 2026, to shareholders of record at the close of business on July 15, 2026.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in North America. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and other material handling equipment, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes and aerial work platforms, paving and asphalt equipment, other construction equipment and allied products. Alta has operated as an equipment dealership for 42 years and has over 80 total locations across Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario, New Brunswick, and Quebec. Alta offers its customers a one-stop shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altg.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254